Exhibit 10.51

Egr. Sig.	Dear Mr.
Michele Conforti 38 Eaton Mews South London SW1W9HR (UK)	Michele Conforti 38 Eaton Mews South London SW1W9HR (UK)
La presente scrittura integrativa modifica il Suo contratto di lavoro, datato 14 maggio 2007, così come successivamente di volta in volta modificato e variato.	This amendment letter amends your employment agreement, dated 14th May 2007, as was subsequently amended and varied from time to time.
RETRIBUZIONE	SALARY
Ho il piacere di confermarLe che, a partire dal 1 aprile 2016, la sua retribuzione complessiva annua aumenterà da Euro 333.196,22 a Euro 349.856,03 lordi, e sarà corrisposta in 14 mensilità.	I am pleased to confirm that from 1st April 2016, your overall salary will be increased from 333,196.22 Euros to 349,856.03 Euros gross per annum, to be paid in 14 installments.
Durante il rapporto di lavoro, Le potrà essere richiesto di rivestire l’incarico di amministratore di diverse società del gruppo. La Sua retribuzione include ogni compenso dovuto per tali incarichi.	During the employment relationship you may be appointed as director of a number of companies of the Group. Your salary includes any compensation due for such service.
BONUS	BONUS

Lei avrà diritto di partecipare ad un programma di incentivi discrezionale denominato “Performance based bonus plan”, la cui soglia è aumentata dal 75% al 100% della Sua retribuzione tabellare annua (che sarà calcolata esclusi premi, commissioni, piani incentivi e rimborsi spese).

You will be entitled to participate to a discretionary "Performance based bonus plan", whose target is increased from 75% to 100% of your actual earned Base Salary (calculated not including bonuses, commissions, incentives schemes and expenses).

Lei avrà diritto di ricevere il bonus annuale, solo a condizione che Lei risulti ancora assunto alla data di pagamento del bonus.	You will be eligible to receive the annual bonus, only if you are effectively employed when the bonus is paid.

1	Confidential

La presente scrittura integrativa sostituisce qualsivoglia precedente accordo, sia scritto che orale, intervenuto tra le pari in merito ai suoi contenuti.	This amendment letter shall replace all previous agreements, both oral and written, stipulated between the parties on the same subject matters.

Per quanto non espressamente modificato con la presente scrittura integrativa, continuano a trovare completa applicazione le disposizioni di cui al Suo contratto di lavoro datato 14 maggio 2007, così come successivamente di volta in volta modificato e variato.

Except as specifically amended hereby, your employment agreement dated 14 May 2007, as was subsequently amended and varied from time to time, shall remain in full force and effect.
La preghiamo di volerci restituire copia della presente firmata per accettazione.	Please sign the present letter of acceptance and let us have a copy of it.
Cordiali saluti	Kind regards
9 March 2016 Milano, Italia	24 February 2016 Milan, Italy
Affinion International S.r.l.	Affinion International S.r.l.
_/s/ Tina Proudlock_____________ Tina Proudlock, Amministratrice	_/s/ Tina Proudlock_________ Tina Proudlock, Director
Per accettazione	For acceptance
9 March 2016 Milano, Italia	9 March 2016 Milan, Italy
Michele Conforti	Michele Conforti
_/s/ Michele Conforti____________	_/s/ Michele Conforti_______

2	Confidential